EXHIBIT 10.13

EVERTEC Group, LLC Executive Severance Policy

1Purpose and Scope
1.1 Establishment of the Policy. Evertec Group, LLC (hereinafter referred to as the “Company”) hereby establishes a severance policy (the “Policy”) to provide severance payments to certain Executives of the Company or its subsidiaries upon certain terminations of employment as defined herein. The Policy is intended to constitute “a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.
The Company considers the establishment and maintenance of a sound management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this regard, the Company recognizes that, as is the case with many publicly held corporations, there may be a Change in Control of the Company, and that the possibility of such event and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel, to the detriment of the Company and its stockholders.
Accordingly, the Board has determined that it should adopt a severance policy to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction the possibility of a Change in Control.
1.2 Term. This Policy will commence on November 1, 2018 (the “Effective Date”). This Policy may be amended and/or terminated as provided below.
1.2.1 The Board may amend or terminate the Policy at any time in its sole discretion without the consent of any employee of the Company, provided that (i) the Board must give prior notice of not less than six (6) months to the Executives covered under the Policy of a termination of the Policy or an amendment to the Policy that materially reduces benefits under the Policy as determined by the Board, (ii) the Board may not give prior notice of any amendment or termination of the Policy prior to the twelve-month anniversary of the Effective Date; and (iii) the Board may not amend or terminate the Policy prior to the twelve-month anniversary of the Effective Date or during the two-year period immediately following a Change in Control without the consent of at least 50% of the then current Executives covered under the Policy.
1.2.2 Notwithstanding the foregoing, termination or amendment of the Policy shall not affect any Severance Payments due from the Company to any Executive who experienced a Qualifying Termination prior to the effective date of the Policy’s termination or amendment nor shall it nullify the covenants agreed to by the Executives in the Restatement Confidentiality and Non-Compete Agreements attached as Appendix B.
1.3 Interpretation of Ambiguous Clauses. The Committee shall serve as the Policy Administrator. The Policy Administrator shall have sole authority and discretion to administer and construe the terms of this Policy, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Policy Administrator shall have complete discretionary authority to carry out the following powers and duties:
1.3.1 To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Policy;
1.3.2 To interpret the Policy, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Policy;
1.3.3 To decide all questions, including without limitation, issues of fact, concerning the Policy, including the eligibility of any person to participate in, and receive benefits under, the Policy; and
1.3.4 To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Policy.
1.3.5 Additionally, pursuant to the dispositions of article 2.12 of Puerto Rico Act No. 4 of January 26, 2017, the Company reserves its right to interpret at its own discretion, any ambiguous clause contained in this Policy.

2Key Terms
Defined terms have been used throughout this Policy. The following is a list of the definitions for these terms.
2.1.1 “Base Salary” means the Executive’s annual rate of salary.
2.1.2 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 5.2 herein.
2.1.3 “Board” means the Board of Directors of the Company.
2.1.4 “Cause” means, as determined by the Company, Executive’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to the Company’s business or reputation; (iv) breach of any material terms of any agreement between the Company and Executive which results or could reasonably be expected to result in harm to the Company’s business or reputation; (v) continued willful failure to substantially perform his or her reasonable and proper duties; (vi) failure to live in the location approved by the Committee as the Executive’s primary residency, provided that the Committee may not unilaterally change the primary residence location after the initial residence determination; or (vii) violation of the Company’s “Code of Ethics” or other written Company policy which is materially injurious to the Company.
2.1.5 “Change in Control” means a Change in Control as set forth in Evertec, Inc. 2013 Equity Incentive Plan, as amended (or any successor equity incentive plan).
2.1.6 “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.
2.1.7 “Company” means Evertec Group, LLC, a Puerto Rico Limited Liability Company and all of its affiliates, or any successor thereto as provided in Article 5 herein.
2.1.8 “Disability” means Executive’s inability to perform his essential duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.
2.1.9 “Effective Date” means the commencement date of this Policy as specified in Section 1.2 of this Policy.
2.1.10 “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder.
2.1.11 “Executive” means any employee of the Company or any of its subsidiaries or affiliates listed on Appendix A, or as may be designated by the Committee in writing from time to time, which such listed and designated employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding the foregoing, an individual shall not be treated as an Executive covered by the Policy unless the individual executes, (i) the Restatement of Confidentiality and Non-Compete Agreements attached as Appendix B hereto, (ii) the Acknowledgment of Evertec Group, LLC Executive Severance Policy and Arbitration Agreement (“Acknowledgement Agreement”) and (iii) any agreement required by the Company to confirm termination of any prior severance right or policy covering the Executive.
2.1.12 “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:
2.1.12.1 A material reduction in Executive’s Base Salary; provided that any such material reduction shall not constitute Good Reason if the material reduction is part of a collective reduction applied consistently by the Company to all Executives and that does not reduce such Executive’s Base Salary by more than 10%; or
2.1.12.2 A material adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company; or
2.1.12.3 Any other action or inaction by the Company (or any successor) that constitutes a material breach by the Company of the terms and conditions of this Policy.

For purposes of this Policy, the Executive is not entitled to assert that his or her termination is for Good Reason unless the Executive gives written notice (which shall constitute the Notice of Termination) to the Company of the event or events which are the basis for such claim within thirty (30) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after the Company’s receipt of such notice to cure or fully remedy the alleged condition. If the Company fails to fully cure and remedy the event(s) constituting Good Reason to the reasonable satisfaction of the Executive within such thirty (30) day period, the Executive must terminate for Good Reason at the end of such thirty (30) day period.
2.1.13 “Notice of Termination” shall mean a written notice indicating the date of Executive’s termination.
2.1.14 “Parent Company” means Evertec, Inc.
2.1.15 “Qualifying Termination” means a termination of employment under the following circumstances:
2.1.15.1 An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death or Disability pursuant to a Notice of Termination delivered to the Executive by the Company; or
2.1.15.2 A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Board or the Company, as applicable, by the Executive.
2.1.16 “Severance Payments” means the Change-in-Control Severance Payments or the General Severance Payments, as applicable, as provided in Article 3 herein.
3Severance Payments
3.1 Right to Severance Payments and Impact on Long-Term Incentives.
3.1.1 Change-in-Control Severance Payments. The Executive shall be entitled to receive, from the Company, Change-in-Control Severance Payments, as described in Section 3.2 herein, if a Qualifying Termination of the Executive's employment occurs within twenty-four (24) months immediately following a Change in Control.
3.1.2 General Severance Payments. The Executive shall be entitled to receive, from the Company, General Severance Payments, as described in Section 3.3 herein, if a Qualifying Termination of the Executive's employment occurs other than during the twenty-four (24) months immediately following a Change in Control.
3.1.3 No Severance Payments. The Executive shall not be entitled to receive Severance Payments if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination or if the Policy is not in effect at the time of the employment termination. Notwithstanding the foregoing, upon any termination of employment, the Executive shall be entitled to receive a lump-sum amount paid within fifteen (15) calendar days after such termination of employment equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of such termination of employment.
3.1.4 General Release. As a condition to receiving Severance Payments under either Section 3.2 or 3.3 herein, the Executive shall be obligated to execute a separation agreement and general release of all claims in favor of the Parent, Company, their current and former affiliates, subsidiaries and stockholders, and their current and former directors, officers, employees, insurers and agents, in a form reasonably determined by the Company; provided, however, that, if Executive should fail to execute such release within the time required by the Company, or revokes such release prior to it becoming fully effective, the Company shall not have any obligation to provide the Severance Payment.
3.1.5 No Duplication of Severance Payments. If the Executive becomes entitled to Change-in-Control Severance Payments, the Severance Payments provided for under Section 3.2 hereunder shall be in lieu of all other Severance Payments provided to the Executive under the provisions of this Policy and any other Company-related severance or employment policies, programs, or agreements including, but not limited to, the Severance Payments under Section 3.3 herein. Likewise, if the Executive becomes entitled to General Severance Payments, the Severance Payments provided under Section 3.3 hereunder shall be in lieu of all other Severance Payments provided to the

Executive under the provisions of this Policy and any other Company-related severance or employment policies, programs, or other agreements including, but not limited to, the Severance Payments under Section 3.2 herein.
3.2 Description of Change-in-Control Severance Payments.
3.2.1 In the event the Executive becomes entitled to receive Change-in-Control Severance Payments, the Company shall provide the Executive with the following, subject to the execution and non-revocation of a General Release as established in Section 3.1.4:
3.2.1.1 A lump-sum amount paid on the first regularly scheduled payroll date following the sixtieth (60th) calendar day after the Effective Date of Termination equal to two (2) times (i) the Executive’s then current Base Salary (or Base Salary in effect immediately prior to the Change in Control, if higher) and (ii) annual target bonus opportunity in the year of termination (or in the year prior to the termination, if higher).
3.2.1.2 A lump-sum amount paid on the first regularly scheduled payroll date following the sixtieth (60th) calendar day after the Effective Date of Termination equal to the Executive’s annual target bonus opportunity for the year of termination, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the year in which the Qualifying Termination occurs over the total number of days in the year. If the Effective Date of Termination occurs before the Company pays the bonus earned for the fiscal year ended prior to the year in which the Effective Date of Termination occurs, Executive will be entitled to such unpaid earned bonus, provided that Executive was employed on the last day of such fiscal year.
3.2.1.3 Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company, continued payment by the Company of his health insurance coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended. Notwithstanding the above, these COBRA subsidy benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive becomes eligible to participate in another employer’s group medical plan. For purposes of enforcing this provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same. Notwithstanding anything to the contrary in the Policy, if the Company’s providing health care coverage continuation under this Section 3.2.1.3 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 or the related regulations and guidance promulgated thereunder (“PPACA”), the Company shall have the right to amend this Section 3.2.1.3 without prior notice in a manner it determines, in its sole discretion, to comply with the PPACA.
3.2.2 If after the Effective Date of Termination the Executive breaches any of his or her material obligations under the Restatement of Confidentiality and Non-Compete Agreements attached hereto as Appendix B, then, in addition to such other remedies and damages as may be available to the Company (included, but not limited to injunctive relief), all Severance Payments hereunder that have not already been paid shall be forfeited and Executive shall repay to the Company 75% of the gross amount of the Severance Payments already paid to Executive within thirty (30) days following the date the Company requests such payment. The Company shall promptly provide written notice thereof to the Executive. Such forfeiture and/or repayment shall not impact the validity of any general release agreement executed by the Executive. The portion of the Severance Payment retained shall serve as adequate consideration of the general release.
3.3 Description of General Severance Payments.
3.3.1 In the event the Executive becomes entitled to receive General Severance Payments, the Company shall provide the Executive with the following, subject to the execution and non-revocation of a General Release as established in section 3.1.4:

3.3.1.1 A lump-sum amount, paid on the first regularly scheduled payroll date following the fiftieth (50th) calendar day after the Effective Date of Termination, equal to one (1) times Executives Executive’s then current Base Salary.
3.3.1.2 Payment of the Executive’s annual bonus for the year of termination based on actual performance, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the year in which the Qualifying Termination occurs over the total number of days, payable in the calendar year following termination, but no event later than March 15th of such year. If the Effective Date of Termination occurs before the Company pays the bonus earned for the fiscal year ended prior to the year in which the Effective Date of Termination occurs, Executive will be entitled to such unpaid earned bonus, provided that Executive was employed on the last day of such fiscal year.
3.3.1.3 Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company, continued payment by the Company of his health insurance coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended. Notwithstanding the above, these COBRA subsidy benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive becomes eligible to participate in another employer’s group medical plan. For purposes of enforcing this provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same. Notwithstanding anything to the contrary in the Policy, if the Company’s providing health care coverage continuation under this Section 3.3.1.3 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Company shall have the right to amend this Section 3.3.1.3 without prior notice in a manner it determines, in its sole discretion, to comply with the PPACA.
3.3.2 If after the Effective Date of Termination the Executive breaches any of his or her material obligations under the Restatement of Confidentiality and Non-Compete Agreements attached hereto as Appendix B, then, in addition to such other remedies and damages as may be available to the Company (included, but not limited to injunctive relief), all Severance Payments hereunder that have not already been paid shall be forfeited and Executive shall repay to the Company 75% of the gross amount of the Severance Payments already paid to Executive within thirty (30) days following the date the Company requests such payment. The Company shall promptly provide written notice thereof to the Executive. Such forfeiture and/or repayment shall not impact the validity of any general release agreement executed by the Executive. The portion of the Severance Payment retained shall serve as adequate consideration of the general release.
3.4 Impact on Long-Term Incentives.
Treatment of outstanding long-term incentives under applicable Parent Company’s incentive plans shall be in accordance with such plans and the award agreements pursuant to which the incentives were granted.
4Notice
Any notices, requests, demands, or other communications provided for by this Policy shall be sufficient if in writing. If the notice is sent to Executive, it will be deemed sufficient if sent by e-mail, registered or certified mail to the Executive at the last address or e-mail address he or she has filed in writing with the Company. If the notice is sent to the Company, it will be deemed sufficient if sent by e-mail, registered or certified mail to its principal offices to the attention of the General Counsel or to the General Counsel’s Company e-mail account.
5Successors and Assignment
5.1 Successors to the Company. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), or to all or substantially all of the Company’s business and/or assets, will assume the obligations under this Policy and will agree expressly to perform the obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

5.2 Assignment by the Executive. Benefits under the Policy may not be anticipated, assigned or alienated by an Executive. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the Executive’s Beneficiary. If the Executive has not named a beneficiary, then such amounts shall be paid to the Executive’s estate.
6Miscellaneous
6.1 Employment Status. Except as may be provided under applicable law, or under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.
6.2 Severability. In the event that any provision or portion of this Policy shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Policy shall be unaffected thereby and shall remain in full force and effect.
6.3 Tax Withholding and Offset. The Company may withhold from any amounts payable under this Policy all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. All severance benefits payable under the Policy shall be offset against any judgment or finding of unjust dismissal under Puerto Rico Act No. 80 of May 30, 1976, as amended unless such offset would violate Code Section 409A.
6.4 No Duty to Mitigate. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Policy. Except as expressly stated in Sections 3.2 and 3.3 of this Policy, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Policy.
6.5 Policy Not Funded. The Company will make all payments under the Policy, and pay all expenses of the Policy, from its general assets. Nothing contained in this Policy shall give any eligible Executive any right, title or interest in any property of the Company or any of its affiliates nor shall it create any trust relationship.
6.6 Section 409A.
6.6.1 Although the Company does not guarantee the tax treatment of any payments or benefits under the Policy, the intent of the Company is that the payments and benefits under this Policy be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Policy shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on an Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
6.6.2 Notwithstanding the foregoing or any other provision of this Policy to the contrary, if at the time of an Executive’s separation from service (as defined in Code Section 409A), the Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). An Executive will be a “Specified Employee” for purposes of this Policy if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
6.6.3 Notwithstanding anything in this Policy or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

6.7 Limitation on payments.
6.7.1 In the event that the severance and other benefits provided for in this Policy, under any award agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), and (ii) but for this Section 6.8, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”), then any post-termination severance benefits payable under this Policy or otherwise will be either: delivered in full, or delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999.
6.7.2 If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) first all cash payments, on a pro rata basis; then (ii) all remaining non-cash benefits (other than accelerated vesting of equity), pro rata, and then (iii) by not accelerating the vesting of equity awards (resulting in forfeiture of non-accelerated awards). Within any of these categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.
6.7.3 Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.7 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the Company determines (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 6.7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.7.
6.8 Applicable Law.
The provisions of the Policy shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Puerto Rico without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.
The participating Executives expressly consent that any action or proceeding relating to this Policy or any release or other agreement entered into with respect to this Policy will only be brought to binding arbitration in San Juan, Puerto Rico (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. Alternatively, if an arbitrator finds that a claim is not subject to arbitration, the Executives consent that any action or proceeding relating to this Policy or any release or any other agreement entered into with respect to this Policy will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Puerto Rico and that any such action or proceeding be heard without a jury, and the participating Executives expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury. With respect to any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., exhaustion of the claims procedures set forth in Section 6.9 is a condition precedent to any arbitral proceedings contemplated herein, except where prohibited by applicable law.
No action relating to this Policy or any release or other agreement entered into with respect to this Policy may be brought later than the first anniversary of earlier of termination of employment or other event giving rise to the claim.
6.9 Claims Procedure.
6.9.1 The Policy Administrator reviews and authorizes payment of severance benefits for those Executives who qualify under the provisions of the Policy. The Policy Administrator may delegate this authority in its own discretion. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to the Policy Administrator at:
Evertec Group, LLC

Carr. 176, Km. 1.3
Cupey Bajo
San Juan, Puerto Rico, 00926
Attention: Compensation Committee / Human Resources

6.9.2 If an Executive feels he or she is not receiving severance benefits which are due, the Executive should file a written claim for the benefits with Policy Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If special circumstances arise and more than 90 days is required to render a decision, the Executive will be notified in writing prior to the end of such 90 day period of the need for such delay, the reasons for such delay and the date on which a decision is expected to be rendered. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim. If the claim is denied in whole or in part, the Executive will receive a written explanation of the specific reasons for the denial, a reference to the Policy provisions on which the denial is based, a description of any additional information or material required by the Policy Administrator to reconsider the Executive’s claim (to the extent applicable) and an explanation of why such material or information is necessary, and a description of the Policy’s review procedures and time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
6.9.3 If the Executive wishes to appeal this denial, the Executive must file a request for review of the claim with the Policy Administrator within 60 days after receipt of the notification of denial. The Executive has the right to (i) submit in writing to the Policy Administrator any comments, documents, records or other information relating to his or her claim for benefits and (ii) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits. The review of the denied claim will be undertaken by the Board and will take into account all comments, documents, records and other information that the Executive submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim. The Executive will receive written notice of the final decision within 60 days after the request for review. If special circumstances arise and more than 60 days is required to render a decision, the Executive will be notified in writing prior to the end of such 60 day period of the need for such delay, the reasons for such delay and the date on which a decision is expected to be rendered. In any event, however, the Executive will receive a written notice of the final decision within 120 days after the request for review. If the claim is denied in whole or in part, the Executive will receive a written explanation of the specific reasons for the denial, a reference to the Policy provisions on which the denial is based, a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Policy and all documents, records, and other information relevant to his or her claim for benefits and a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA.
6.9.4 The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and implicit determinations by the Policy Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Acknowledgment of Evertec Group, LLC Executive Severance Policy and Arbitration Agreement (“Agreement”)
Executive Name: ___________________
Date: ________________
I hereby agree to the terms and conditions of the Evertec Group, LLC Executive Severance Policy (the “Policy”). I understand that pursuant to my agreement to be covered under the Policy, as indicated by my signature below, the terms of the Policy will exclusively govern all subject matter addressed by the Policy and I understand that, except as expressly provided in the Policy, the Policy supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, with respect to the subject matter covered under the Policy and my rights to severance upon any Qualified Termination (as defined in the Policy) or other termination. Additionally, to the extent that I am a party to an employment agreement with Evertec Group, LLC or any of its parent, subsidiaries, affiliates or successors (the “Employment Agreement”) as of the date of this Agreement, I acknowledge that such Employment Agreement shall be superseded in its entirety by the Policy and that the Employment Agreement shall be terminated and be of no force or effect as of the date of this Agreement, provided that, for the avoidance of doubt, my employment with the Company shall not terminate solely as a result of the termination of the Employment Agreement contemplated by this Agreement.

Arbitration Agreement. I hereby agree that any controversy, dispute or claim arising out of or relating to the Policy or any controversy, dispute or claim arising out of or relating to my employment with Evertec Group, LLC or any of its subsidiaries, affiliates or successors (the “Company”), or its interpretation, application, implementation, breach or enforcement which the Company and I (collectively, the “Parties”) are unable to resolve by mutual agreement, shall be settled by submission by either me or the Company of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding, conclusive and not appealable on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its own litigation costs and expenses (including, without limitation, legal counsel fees and expenses); provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its reasonable attorneys’ fees and costs. Upon the request of either of the Parties, at any time prior to the beginning of the arbitration hearing the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. In any arbitration, neither of the Parties will be entitled to present, maintain or participate in a class, collective or representative complaint, and the arbitrator will have no authority over any of said claims or actions. This covenant to arbitrate shall not govern claims regarding workers’ compensation under the State Insurance Fund, state insurance for temporary non-occupational disability or unemployment insurance benefits.

Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE POLICY OR EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH EVERTEC GROUP, LLC, OR ANY OF ITS SUBSIDIARIES, AFFILIATES, OR SUCCESSORS.

________________________
Executive’s signature

Appendix A

1.Joaquín A. Castrillo Salgado, Senior Executive Vice President and Chief Operating Officer

2.Daniel Brignardello, Executive Vice President and Group Head of LATAM

3.Alberto López-Gaffney, Executive Vice President – Corporate Development

4.Paola Pérez Surillo, Executive Vice President and Group Head of Puerto Rico

5.Luis A. Rodríguez González, Executive Vice President, Chief Legal and Administrative Officer, and Secretary

6.Miguel Vizcarrondo, Executive Vice President and Chief Product and Innovation Officer

7.Diego Viglianco, Executive Vice President and Chief Information Officer

8.Claudio Almeida Prado, Executive Vice President and Group Head of Brazil

9. Karla Cruz Jusino, Executive Vice President and Chief Financial Officer and Treasurer

Appendix B

RESTATEMENT OF CONFIDENTIALITY AND NON-COMPETE AGREEMENTS

This Restatement of Confidentiality and Non-Compete Agreements (“Agreement”) made as of the _______ day of _______, 20__, between Evertec, Inc and Evertec Group, LLC (together with its successors, assigns, subsidiaries and Affiliates, the “Company”), and __________ (“Executive”).

WHEREAS, in light of the Company’s size and its visibility as a New York Stock Exchange-traded company that reports its results to the public, the Company has attracted attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company’s business acumen and know-how; and

WHEREAS, the Company has shared with Executive certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, manufacturing processes, costs, developments, ideas, and personnel of the Company; and

WHEREAS, the Company has imbued Executive with certain aspects of the goodwill that the Company has developed with its customers, distributors, representatives and employees, and with federal, state, local and foreign governmental entities; and

WHEREAS, as consideration for entering into this Agreement, the Company is extending to Executive the opportunity to be covered under the Evertec Group, LLC Executive Severance Policy (the “Policy”) and;

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties amended and restated in this Agreement and the Policy, the parties hereto agree as follows:

1.Definitions. As used in this Agreement, the following terms have the meanings indicated:
a.“Affiliate” shall mean any subsidiary or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Evertec Group, LLC, whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.
b.“Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company concerning (A) the business or affairs of the Company; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or non-patentable and whether or not reduced to practice; (L) customers and clients, customer or client lists and customer usage and requirements; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; (O) research and development programs; (P) personnel evaluations and compensation data; and (Q) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Executive) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
c.“Engage” means participate in, consult with, be employed by, or assist with the organization, policy making, ownership, financing, management, operation or control of any Similar Business in any capacity in which, in the absence of this Agreement, Confidential Information, inventions, Trade Secrets of the Company or Goodwill would reasonably be considered useful.
d.“Executive’s Company Employment” means the time (including time prior to the date hereof) during which Executive is employed by any entity comprised within the definition of “Company”, regardless of any change in the entity actually employing Executive.
e.“Goodwill” means any tendency of customers, distributors, representatives, employees, vendors, suppliers, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company or any Similar Business with which Executive may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time during the most recent twelve (12) months of Executive’s Company Employment.
f.“Inventions” means designs, discoveries, improvements and ideas, whether or not patentable or otherwise legally protectable, including, without limitation upon the generality of the foregoing, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (i) relate to (A) the business of the Company or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
g. “Similar Business” means the same business of providing full service transaction processing, including merchant acquiring, payment services and business process management services, to the extent such activity or activities were actually performed or engaged in by, for, or on behalf of, the Company or any of its subsidiaries or affiliates during the employment period.
h.“Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
i.“Work Product” means all Inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or not patentable) that relates to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
2.Executive Work Product.
a.Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive's employment, including any Work Product which is based on or arises out of other Work Product, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.
3.Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during Executive’s Company Employment or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard all Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof, whether in written or electronic form) relating to the Confidential Information or the “Work Product” of the business of the Company that Executive may then possess or have under Executive’s control.
4.Non-Disclosure of Trade Secrets. During Executive’s Company Employment, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.
5.Third-Party Confidentiality. Executive shall not disclose to the Company, use on its behalf, or otherwise induce the Company to use any secret or confidential information belonging to persons or entities not affiliated with the Company, which may include a former employer of Executive, if Executive then has an obligation or duty to any person or entity (other than the Company) to not disclose such information to other persons or entities, including the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.
6.Confidentiality Exclusions. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting the Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
7.Return of Property. Executive shall, upon the Company’s demand and in any event before or promptly upon termination of Executive's Company Employment, deliver to the Company the original and all copies of all documents, files, data, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or locations of the Company, or contain any Confidential Information or Trade Secrets of the Company, including any such records, documents or property created or maintained by Executive on any device or media Executive owns. Upon termination of employment with the Company, Executive agrees to attend an exit interview and to provide the Company with access to any personal computer, rolodex, PDA, i-phone or other device or media owned by Executive but used in the course of employment with the Company to ensure compliance with the terms of this Agreement.
8.Non-Competition. Executive hereby acknowledges that Executive is familiar with the Confidential Information of the Company and its Affiliates. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person directly or indirectly competing with the Company or any of its Affiliates or engaged in a Similar Business and that such competition by Executive would result in a significant loss of Goodwill by the Company. Therefore, in consideration of Executive’s participation in the Policy and the grant of any form of long-term compensation, Executive agrees that the following are reasonable restrictions and agrees to be bound by such restrictions:
a.During Executive’s Company Employment, and for a period of twelve (12) months immediately following the termination of such employment for any reason (voluntarily or involuntarily), Executive shall not, directly or indirectly, engage in, own, manage, operate or provide services to, or be employed by any entity engaged in Similar Business services or activities within a 10-mile perimeter of where the Company is engaged in or has conducted business in Puerto Rico or any other country with respect to which the Company has conducted business during the 12 consecutive month period ending on the termination of employment; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as Executive does not have any active participation in the business of such corporation.
b.Executive warrants and represents that the nature and extent of this non-competition clause has been fully explained to Executive by the Company, and that Executive’s decision to accept the same is made voluntarily, knowingly, intelligently and free from any undue pressure or coercion. Executive further warrants and represents that Executive has agreed to this non-competition clause in exchange for compensation, benefits and protections Executive is receiving under this Agreement.
9.Non-solicitation. Executive recognizes and admits that the Company has a legitimate business interest in retaining its employees, representatives, agents and/or consultants and of protecting its business from previous employees, representatives, agents and/or consultants, which makes necessary the establishment of a non-solicitation clause in the Agreement. In consideration of Executive’s participation in the Policy and the grant of any form of long-term compensation, during the Executive’s Company Employment and for a period of twelve (12) months following the termination of such employment, Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
10.Reciprocal Non-disparagement. During the Employment Period and at all times thereafter, neither Executive nor Executive’s agents or representatives shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company or any of its Affiliates (including any of the Company’s officers, directors or employees). The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or (ii) by private statements to the Company or any of Company’s officers, directors or employees; provided, that in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement. Likewise, during the Executive’s Company Employment and at all times thereafter, the Board shall use its reasonable best efforts to ensure that none of its members directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages Executive. The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or (ii) by private statements by the Company to any of Company’s officers or directors.
11.Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s Company Employment. The Company shall reimburse Executive for his or her actual expenses incurred in complying with this provision.
12.Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:
If to Executive, to the address set forth by Executive on the signature page of this Agreement or to such other person or address which Executive shall furnish to the Company in writing pursuant to the above.
If to the Company, to the attention of the Company’s General Counsel at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above
13.Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.
14.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Evertec Group, LLC, its successors, assigns and Affiliates, all of which (other than Evertec Group, LLC) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity.
15.Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties agree that a reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.
16.Governing Law. The laws of the Commonwealth of Puerto Rico, without reference to conflict of law principles thereof, shall be the controlling law in all matters relating to this Agreement.
17.Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EVERTEC GROUP, LLC
Carr. 176, Km. 1.3
Cupey Bajo
San Juan, Puerto Rico, 00926

By:
Name: Morgan M. Schuessler
Title: President and CEO

[EXECUTIVE]
By:
Name:
Address: